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                                                                     Exhibit 5.1


                                 Law Offices
                               MOSS & BARNETT
                         A PROFESSIONAL ASSOCIATION
                             4800 NORWEST CENTER
                           90 SOUTH SEVENTH STREET
                      MINNEAPOLIS, MINNESOTA 55402-4129
                          TELEPHONE (612) 347-0300
                          FACSIMILE (612) 339-6686

DEANNE M. GRECO
(612) 347-0287
E-Mail GrecoD@moss-barnett.com

                                 February 3, 2000

Board of Directors
Rural Cellular Corporation
3905 Dakota Street S.W.
Alexandria, MN 56308

         Re:      Registration Statement on Form S-3
                  SEC File No. 333-94197

Lady and Gentlemen:

         This opinion is rendered in connection with the filing by Rural Cellular Corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") with respect to the issuance by the Company of 110,000 shares of its ____% junior exchangeable preferred stock (the "Junior Preferred Stock") and 25,000 shares of its 11 3/8% senior exchangeable preferred stock (the "Senior Preferred Stock"). The Junior Preferred Stock is exchangeable, at the Company's option, for its ____% junior subordinated debentures due 2011 (the "Junior Debentures"). The Senior Preferred Stock is exchangeable, at the Company's option, for its 11 3/8% senior subordinated debentures due 2010 (the "Senior Debentures"). The Junior Debentures, if issued, will be subject to and governed by the terms of an indenture (the "Junior Exchange Indenture") by and between the Company and Norwest Bank Minnesota, National Association, as trustee. The Senior Debentures will be subject to and governed by the terms of an indenture (the "Senior Exchange Indenture") by and between the Company and Norwest Bank Minnesota, National Association, as trustee. The shares of the Senior Preferred Stock will be issued pursuant to a Certificate of Designation filed with the Secretary of State of Minnesota on May 13, 1998. The shares of the Junior Preferred Stock will be issued pursuant to a Certificate of Designation which will be filed with the Secretary of State of Minnesota prior to issuance of the Junior Preferred Stock.

         We have examined the originals or copies, certified to our satisfaction, of such corporate instruments and certificates of public officials and officers and representatives of the Company, and have made such examination of law, as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. In such examination, we have assumed the genuineness of all signatures and the authenticity and conformity to original documents submitted to us as certified or photocopies.


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February 3, 2000
Page 2


         Based upon the foregoing and subject to the qualifications noted below, we are of the opinion that:

         (1) The shares of the Junior Preferred Stock and the Senior Preferred Stock have been duly authorized and, upon issuance against payment therefor, will be validly issued, fully paid, and nonassessable.

         (2) The Junior Exchange Indenture and the Senior Exchange Indenture have been duly authorized by the Company and, upon due execution and delivery thereof, will constitute valid and legally binding instruments enforceable against the Company in accordance with their terms, and the Junior Debentures and the Senior Debentures, when issued in accordance with the terms of the Junior Exchange Indenture and the Senior Exchange Indenture, respectively, will constitute valid and legally binding instruments enforceable against the Company accordance with their terms.

         The foregoing opinion with respect to the enforceability and valid and legally binding nature of the Junior Exchange Indenture and the Senior Exchange Indenture and the Junior Debentures and the Senior Debentures is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Further, this opinion is based upon an examination of the Federal laws of the United States and the laws of the state of Minnesota and no opinion is expressed as to the application of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" included in the Prospectus contained within the Registration Statement.


                                        Very truly yours,


                                        Deanne M. Greco